UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Data of earliest event reported): September 25, 2020

X4 PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38295	27-3181608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 North Beacon Street,	4th Floor
Boston,	Massachusetts	02134
(Address of principal executive offices)		(Zip Code)

(857) 529-8300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XFOR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2020, the Board of Directors, or the Board, of X4 Pharmaceuticals, Inc., or the Company, appointed Alison Lawton as a member of the Company’s Board, effective October 5, 2020. Ms. Lawton will serve as a Class II director until the Company’s 2022 Annual Meeting of Stockholders and until such time as her successor is duly elected and qualified, or until her earlier death, resignation or removal.

Effective October 5, 2020, Ms. Lawton will also serve as a member of the Audit Committee of the Board, replacing Murray W. Stewart who will continue to serve on the Board, and as a member of the Compensation Committee of the Board, replacing Gary J. Bridger who will continue to serve on the Board.

Ms. Lawton, 59, currently serves as a special advisor to Kaleido Biosciences, Inc. She most recently served as the President and Chief Executive Officer of Kaleido Biosciences from August 2018 to June 2020, and prior to then as its President and Chief Operating Officer from December 2017 to August 2018. Prior to joining Kaleido Biosciences, Ms. Lawton served as Chief Operating Officer at Aura Biosciences, Inc., an oncology therapeutics company, from January 2015 until December 2017, and, prior to joining Aura, served as a consultant to Aura from March 2014 to December 2014. Before that, Ms. Lawton served as Chief Operating Officer at OvaScience Inc., a life sciences company, from January 2013 to January 2014. In addition, from 2014 to 2017, Ms. Lawton served as a biotech consultant for various companies, including as a part-time Chief Operating Officer consultant to the Company from 2014 to 2016. Prior to that, Ms. Lawton spent more than 20 years in various positions of increasing responsibility at Genzyme Corporation, a global biopharmaceutical company, and subsequently at Sanofi S.A., also a global biopharmaceutical company, following the acquisition of Genzyme by Sanofi in 2011. Ms. Lawton currently serves as a member of the board of directors of Kaleido Biosciences and ProQR Therapeutics N.V. and has served on those boards since August 2018 and September 2014 respectively. Ms. Lawton previously served as a member of the board of directors of Verastem Inc., from 2012 to 2020, CoLucid Pharmaceuticals, Inc. from 2016 until its acquisition by Eli Lilly in 2017, Cubist Pharmaceuticals, Inc. from February 2012 to December 2014 until its acquisition by Merck, and Magenta Therapeutics, Inc. from May 2017 to March 2018. She holds a B.Sc. in pharmacology from Kings College, University of London.

Ms. Lawton will be compensated in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in greater detail in the Company’s definitive proxy statement on Schedule 14A relating to its 2020 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission, or the Commission, on April 28, 2020.

Pursuant to the Company’s non-employee director compensation policy, Ms. Lawton will also be granted an initial equity award of an option to purchase 6,854 shares of the Company’s common stock on the date of her appointment, October 5, 2020. The initial award shall have a term of ten years from the date of the award, and shall vest and become exercisable as to 33.3333% of the shares underlying such award on the 12-month anniversary of the date of the award, with the remainder vesting in equal monthly installments of 2.7777% of the shares underlying the initial award until the 36-month anniversary of the date of the award, subject to her continued service as a director through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of the Company’s common stock on October 5, 2020.

In connection with her appointment, the Company will enter into its standard form of indemnification agreement with Ms. Lawton, the form of which was filed as Exhibit 10.36 to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 filed with the Commission on November 6, 2017. Ms. Lawton was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person.

On October 1, 2020, the Company issued a press release announcing the appointment of Ms. Lawton to the Board. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

99.1	Press release dated October 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

X4 PHARMACEUTICALS, INC.

Date: October 1, 2020	By:	/s/ Derek Meisner
Derek Meisner
General Counsel